  Exhibit 10.1

AMENDMENT NO. 3 TO

CALLON PETROLEUM COMPANY

1996 STOCK INCENTIVE PLAN

THIS AMENDMENT is entered into as of December 31, 2008 by Callon Petroleum Company (the “Company”).

WITNESSETH THAT:

WHEREAS, the Company previously adopted and amended the Callon Petroleum Company 1996 Stock Incentive Plan  (the “Plan”); and

WHEREAS, the Company desires to amend the Plan for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, effective as of December 31, 2008, the Plan is amended as follows:

1.	Section 1.4 of the Plan is hereby amended by adding the following sentence to the end of said Section:

Notwithstanding the preceding provisions of this Section, (i) no amendment or other modification of an Award shall be made to the extent such modification results in any Stock Option with an exercise price less than 100% of the Fair Market Value per share on the date of grant, and (ii) no acceleration of vesting, extension of exercisability or other modification shall be made that will subject the participant to adverse taxation under Code Section 409A.

2.	Section 2.3 of the Plan is hereby deleted in its entirety and replaced with the following:

Section 2.3.  Stock Option Price.  The option price per share of Common Stock under each Stock Option shall be determined by the Plan Administrator; provided however, that such exercise price shall not be less than 100% of the Fair Market Value per share on the date the Stock Option is granted.

3.	Section 2.7(b) of the Plan is hereby deleted in its entirety and replaced with the following:

        (b)    Upon termination of the Optionee's employment by reason of Retirement or permanent disability (as determined by the Plan Administrator), the Optionee may exercise any Stock Options, provided such option exercise occurs within both (i) the remaining Option Term of the Stock Option and (ii) six months (in the case of permanent disability) or three months (in the case of Retirement).

4.	Section 2.7(c) of the Plan is hereby deleted in its entirety and replaced with the following:

        (c)    Upon termination of the Optionee's employment by reason other than death, Retirement, disability or cause (as each, other than Retirement, is determined by the Plan Administrator), the Optionee may exercise any Stock Options, provided such option exercise occurs within both (i) the remaining Option Term of the Stock Option and (ii) 30 days of the date of termination.

5.	Section 3.7 of the Plan is hereby deleted in its entirety and replaced with the following:

Section 3.7.  Retirement or Disability.  Unless otherwise provided in an Award Agreement or otherwise agreed to by the Plan Administrator, upon the termination of the Optionee's employment by reason of permanent disability (as determined by the Plan Administrator) or Retirement, the Optionee may exercise any Incentive Stock Options, provided such option exercise occurs within both (i) the remaining Option Term of the Incentive Stock Option and (ii) one year (in the case of permanent disability) or three months (in the case of Retirement).  Notwithstanding the terms of an Award Agreement, the tax treatment available pursuant to Section 422 of the Internal Revenue Code of 1986 (the “Code”) upon the exercise of an Incentive Stock Option shall not be available to an Optionee who exercises any Incentive Stock Options more than (i) one year after the date of termination of employment due to permanent disability or (ii) three months after the date of termination of employment due to Retirement.

6.	Section 4.6 of the Plan is hereby deleted in its entirety and replaced with the following:

Section 4.6.  Termination of Employment.  Unless the Award Agreement provides for vesting upon death, disability, Retirement or termination of employment, upon any such termination of employment of a participant prior to vesting of Performance Shares, all outstanding and unvested Awards of Performance Shares to such participant shall be canceled, shall not vest and shall be returned to the Company.

7.	Section 6.7(b) of the Plan is hereby deleted in its entirety and replaced with the following:

        (b)    “Fair Market Value” means, while the Company is a publicly-held corporation, the average of the opening and closing prices of a share of Common Stock on the date as of which Fair Market Value is to be determined, or if no such sales were made on such date, the closing sales price on the immediately preceding business day of a share as reported on the New York Stock Exchange or other principal securities exchange on which Shares are then listed or admitted to trading.  If the Company is not a publicly-held corporation at the time a determination of the Fair Market Value of the Common Stock is required to be made hereunder, the determination of Fair Market Value for purposes of the Plan shall be made by the Plan Administrator in its sole and absolute discretion and using a reasonable valuation method in accordance with the requirements of Code Section 409A and the regulations and other guidance issued thereunder. In this respect, the Plan Administrator may rely on such financial data, appraisals, valuations, experts, and other sources as, in its sole and absolute discretion, it deems advisable under the circumstances.

8.	A new Section 6.7(g) is added to the Plan as follows:

(g)           “Retirement” means the voluntary termination of employment from the Company constituting retirement for age on any date after the participant attains the normal retirement age of 70 years.

9.	Section 6.11(d) is hereby deleted in its entirety and replaced with the following:

         (d)   If the Company has a “Change in Control” (as defined herein) under circumstances where the Company is not the surviving corporation, while unvested Performance Shares or unexercised Options remain outstanding, then the Plan Administrator may direct that any of the following shall occur:

(i)           If the successor entity is willing to assume the obligation to deliver shares of stock or other securities after the effective date of the Change in Control, each holder of an outstanding Option shall be entitled to receive, upon the exercise of such Option and payment of the option price, in lieu of shares of Common Stock, such shares of stock or other securities as the holder of such Option would have been entitled to receive had such Option been exercised immediately prior to the consummation of such Change in Control, and the terms of such Option shall apply as nearly as practicable to the shares of stock or other securities purchasable upon exercise of the Option following such Change in Control;

(ii)         The Plan Administrator may waive any limitations set forth in or imposed pursuant to this Plan or any Award Agreement with respect to such Option or Performance Share such that (A) such Option shall become exercisable prior to the record or effective date of such Change in Control or (B) the vesting of such Performance Share shall occur upon such Change in Control; and/or

(iii)         The Plan Administrator may cancel all outstanding Options as of the effective date of any such Change in Control provided that prior notice of such cancellation shall be given to each holder of an Option at least 30 days prior to the effective date of such Change in Control, and each holder of an Option shall have the right to exercise such Option in full during a period of not less than 30 days prior to the effective date of such Change in Control.

For all purposes of this Plan, a “Change in Control” of the Company occurs upon a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets, as follows:

(a)
Change in Ownership.  A change in ownership of the Company occurs on the date that any “Person” (as defined in below), other than (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s stock, acquires ownership of the Company’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Company’s stock.  However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of the Company’s stock, the acquisition of additional stock by the same Person is not considered to be a Change of Control.  In addition, if any Person has effective control of the Company through ownership of 30% or more of the total voting power of the Company’s stock, as discussed in paragraph (b) below, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this paragraph (a); or

(b)
Change in Effective Control.  Even though the Company may not have undergone a change in ownership under paragraph (a) above, a change in the effective control of the Company occurs on either of the following dates:

(1)           the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of the Company’s stock possessing 30 percent or more of the total voting power of the Company’s stock.  However, if any Person owns 30% or more of the total voting power of the Company’s stock, the acquisition of additional control of the Company by the same Person is not considered to cause a Change in Control pursuant to this subparagraph (b)(1); or

(2)           the date during any 12-month period when a majority of members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of the appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board of Directors if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)
Change in Ownership of Substantial Portion of Assets.  A change in the ownership of a substantial portion of the Company’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of the Company, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition or acquisitions.  However, there is no Change in Control when there is such a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer, through a transfer to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock; (ii) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by the Company; (iii) a Person that owns directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock; or (iv) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of the Company’s outstanding stock.

For purposes of the foregoing definition,

(a)
“Person” shall have the meaning given in Code Section 7701(a)(1).  Person shall include more than one Person acting as a group as defined by the Final Treasury Regulations issued under Code Section 409A.

(b)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

The provisions of this Section 6.11(d) shall be interpreted in accordance with the requirements of the Final Treasury Regulations under Code Section 409A, it being the intent of the parties that this Section 6.11(d) shall be in compliance with the requirements of said Code Section and said Regulations.

10.	A new Section 6.14 is added to the Plan as follows:

Section 6.14.  Section 409A Compliance.  To the extent that the Plan provides for the payment of amounts that constitute “nonqualified deferred compensation” under Code Section 409A, the Plan is intended to comply with the provisions of Code Section 409A so as to prevent the inclusion of gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed and made available to participants or beneficiaries.

11.	This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one agreement.

      IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed in its name and on its behalf by its duly authorized officer, effective as of the date first written above.

CALLON PETROLEUM COMPANY

By:______________________________
Name: Fred L. Callon
Title: President & Chief Executive Officer